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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No.: 333-48231
                                                                    333-48231-01

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED MARCH 11, 1999)

                                 $250,000,000
                               BTI Capital Trust
            5,000,000 6.50% Convertible Trust Preferred Securities
       (Liquidation amount $50 per Convertible Trust Preferred Security)
Guaranteed to the Extend Set Forth Herein by, and Convertible into Common Stock of,

                           Breed Technologies, Inc.

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      This Prospectus Supplement No. 1 supplements and amends the Prospectus dated March 11, 1999 (as amended, the "Prospectus"), relating to the 6.50% Convertible Trust Preferred Securities of BTI Capital Trust (the "Preferred Securities") which represent preferred undivided beneficial interests in the assets of BTI Capital Trust, a statutory business trust created under the laws of the State of Delaware, and the shares of common stock, par value $0.01 per share ("Common Stock"), of Breed Technologies, Inc., a Delaware corporation, issuable upon conversion of the Preferred Securities.

     The table on pages 58 through 60 of the Prospectus which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:


The deletion on page 58 of the Prospectus of:
     "Capital Arbitrage Fund.............................................84,400"
and the substitution therefor of the following:
     "Capital Arbitrage Fund.............................................75,000"

The deletion on page 59 of the Prospectus of:
     "Diversified Arbitrage Fund.........................................18,300"
and the substitution therefor of the following:
     "Diversified Arbitrage Fund.........................................27,700"

The deletion on page 60 of the Prospectus of:
     "Any Other Holder of Preferred Securities or Future
      Transferee from any such Holder....................................53,900"
and the substitution therefor of the following:
     "Glenbrook Partners, L.P. ...........................................2,500"
     "IDEX All Cap. ........................................................400"
     "Any Other Holder of Preferred Securities or Future
      Transferee from any such Holder....................................51,000"

     The Prospectus, together with this Prospectus Supplement No. I, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the Preferred Securities and Common Stock issuable upon conversion of the Preferred Securities.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

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         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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           The date of this Prospectus Supplement is April 16, 1999.